Exhibit 99.1

PRESS RELEASE

INX Provides Update on Business Trends and Status Of Restatement

HOUSTON--(BUSINESS WIRE)--INX Inc. (NASDAQ: INXI) (the “Company”; or “INX”) today provided an update on recent business conditions, and commented on its on-going efforts to restate previously issued financial statements.

BUSINESS UPDATE:

Since the Company is unable to provide operating results for the quarter ended September 30, 2010 until its prior period financial statements are completed and restated, in an effort to provide investors with as much meaningful information as is possible, the Company is providing the information below.  The information provided herein is limited to that which the Company does not expect to be impacted by any adjustments related to correcting its accounting for revenue recognition.  Note that “bookings” as used herein represent the dollar amount of credit approved customer orders for products, and “billings” as used herein represent invoicing of customers at contract amounts for products and services, neither of which is the same as “revenue” determined in accordance with Generally Accepted Accounting Principles. “bookings” and "billings" provide an indication of near-term customer demand as well as an indication of product availability from our suppliers.

For the Company's third quarter ended September 30, 2010 (unaudited):

•	Product bookings decreased by approximately 2% on a sequential basis compared to the second quarter ended June 30, 2010, and increased by approximately 22% compared to the prior year quarter.
•	Product billings increased by approximately 9% on a sequential basis compared to the second quarter, and increased by approximately 63% compared to the prior year period.
•
Services billings increased by approximately 10% on a sequential basis compared to the second quarter, but decreased by approximately 9% compared to the prior year period, which year-over-year decrease primarily relates to the previously disclosed loss of the services contract supporting the U.S. Army in Iraq that ended in approximately October 2009.

As of September 30, 2010 (unaudited):

•	Cash and cash equivalents is expected to be approximately $11.5 million, compared to approximately $8.7 million at June 30, 2010 and approximately $13.2 million at December 31, 2009.
•	Short-term debt is expected to be approximately $184,000, compared to approximately $197,000 at June 30, 2010 and approximately $209,000 at December 31, 2009.
•	Long-term debt is expected to be approximately $90,000, compared to approximately $125,000 at June 30, 2010, and approximately $222,000 at December 31, 2009.

Commenting on the trends in the Company's business, Mark Hilz, the Company's President and CEO, said "Overall customer demand remained strong in the third quarter as customers continued to move forward with long delayed projects. Billings increased in Q3 compared to Q2 as product supplier lead times returned to normal. Total product order bookings for Q3 came in as we had expected and previously forecasted. While our services billings were down year over year for Q3 due to the loss of a large federal contract, they improved sequentially compared to Q2 and we expect to see continued improvement for Q4. We currently expect that Q4 product order bookings will be in a range of approximately minus 7% to minus 14%compared to Q3, which would represent a year-over-year increase of approximately 7%to 15%.”

STATUS OF THE AUDIT AND RESTATEMENT

On March 26, 2010, the Company announced that it was delaying its fourth quarter earnings release (for the year ended December 31, 2009) and that it would not file its Form 10-K by its due date in order to allow the Company additional time for the reexamination of its revenue recognition under Accounting Standards Codification (ASC) 605-25, previously referred to as Emerging Issues Task Force No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables”.

On June 21, 2010, the Company announced that the audit committee of its board of directors, upon the recommendation of management, had determined that its previously issued financial statements for the year ended December 31, 2008 and for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, should no longer be relied upon.  This conclusion was reached as a result of the reexamination referred to above.

Over the course of the past several months the Company has determined that correctly accounting for revenue will require a detailed review of far more customer contracts than had been previously anticipated, and that the effort, time and expense related to performing these contract reviews will be more substantial than previously expected.

The Company has made, and continues to make, substantial changes, and expend substantial resources, to resolve this accounting issue.  The resolution will require reviewing many thousands of customer contracts, as well as the implementation of more complex software systems to perform the complex multi-step processes required to account for multiple transactions aggregated together into arrangements accounted for as a single arrangement.

The Company estimates that through September 30, 2010 it has incurred approximately $2 million of non-employee expenses directly related to this accounting restatement matter.

The Company currently expects that the restatement process will not be completed until the middle to latter part of the first quarter of 2011 due to the nature, complexity and level of work required.

Commenting on the status of the 2010 audit and restatement of previous financial statements, James Long, the Company’s Executive Chairman, stated "We have made substantial progress on this project, but significant work remains. In order to speed the process and complete the project in a more efficient manner, we have recently made substantial changes to the methodology we are using to perform the large quantity of contract reviews required to complete the project.  While the size and scope of this project has grown, we are confident that we will be able to complete the restatement process, file our delinquent and 2010 annual financial reports, and regain compliance with our filing requirements, while improving our processes and systems to ensure that we are able to account for revenue properly going forward.”

SAFE HARBOR STATEMENT:

The statements contained in this document that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “pointing towards,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. The financial information contained in this press release is preliminary and subject to change until the Company files its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 with the Securities and Exchange Commission.  All numbers set forth in this press release are unaudited.

Actual results could differ materially from the forward-looking statements contained herein due to numerous factors, including:

•	Events that occur or adjustments made after the date of this announcement.
•	Market and economic conditions, including capital expenditures by enterprises for network, telephone communications and data center systems products and services.
•	Unexpected customer contract cancellations.
•	Currently unforeseen events that cause the contract reviews required to complete the restatement project taking longer than currently anticipated.
•
Currently unforeseen events that otherwise cause further delays in the Company's ability to publish its financial results within the time period indicated herein, or provide an accurate estimate of the time required to publish its financial results.

•	Credit and financial market conditions that could impact customers' ability to finance purchases.
•
Continuation of the Company’s credit facility with its primary financier, which credit facility the Company uses to finance the purchases of the majority of the products that it sells to its customers.

•	Catastrophic events.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. All information in this press release is as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire lifecycle of enterprise IP network communications and data center infrastructure. Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Additional information about INX can be found on the Web at www.INXI.com.

CONTACT:

INX Inc.
James Long
Executive Chairman
713-795-2000